Exhibit 10.3
CHROMADEX, INC.
2007 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT
(Incentive Stock Option or Nonstatutory Stock Option)
Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Chromadex, Inc., a California corporation (the “Company”), has granted you an option under its 2007 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of your option are as follows:
1. Vesting. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.
[DRAFTING NOTE: 1(a) AND (b) ARE OPTIONAL PROVISIONS]
(a) Special Acceleration Provisions. Notwithstanding any other provisions of the Plan to the contrary;
(i) If a Change in Control (as such term is defined below) occurs within twenty-four (24) months of your Vesting Commencement Date, then for each year or part of a year that accrues following your Vesting Commencement Date, Twenty-Five percent (25%) of your options shall vest, or any reacquisition or repurchase rights held by the Company with respect to Common Stock acquired pursuant to the early exercise of such an option shall lapse with respect to such shares, as appropriate (“Special Change of Control Vesting”). Vesting of your remaining options (or expiration of repurchase rights on the resulting remaining shares) shall commence at a rate of 1/48 of the shares per month beginning on the thirteenth-month anniversary of your Vesting Comencement Date or on the twenty-fifth-month anniversary of your Vesting Comencement Date if such Special Change of Contro Vesting occurs during the second twelve months following your Vesting Commencement Date.
(ii) If (1) a Change in Control (as such term is defined below) occurs and (2) within one (1) month prior to the date of such Change in Control or thirteen (13) months after the date of such Change in Control your Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a Constructive Termination, then the vesting and exercisability of all remaining Options held by you shall be accelerated in full or any reacquisition or repurchase rights held by the Company with respect to Common Stock acquired pursuant to the early exercise of an Option shall lapse in full, as appropriate.

For purposes of this Section 1 only, Accountants means the Company’s independent certified public accountants.
For purposes of this Section 1(a) only, Change in Control means(i) the merger, consolidation or other reorganization of the Company, with or into one or more entities other than an Affiliate, as a result of which the outstanding shares of the Company immediately prior to such merger or consolidation are, or are to be, converted (A) solely into cash or non-voting securities of the surviving or resulting entity, or (B) at least in part into voting securities of the surviving or resulting entity, but such voting securities will represent less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company to a Person that was not a shareholder or an Affiliate thereof on December 23, 2005 or an Affiliate of the Company; or (iii) a Person who is not an Investor or a Shareholder or an Affiliate thereof as of the date hereof acquires directly or indirectly fifty percent (50%) or more of the Company’s outstanding voting securities.
(b) Parachute Payments. In the event that the acceleration of the vesting and exercisability of the Options and/or the lapse of reacquisition or repurchase rights with respect to Common Stock acquired pursuant to the early exercise of an Option provided for in Section 1(a) and benefits otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this subsection would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then your benefits hereunder shall be either
(i)	provided to you in full, or

(ii)	provided to you as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing in good faith by the Accountants. In the event of a reduction of benefits hereunder, you shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

If, notwithstanding any reduction described in this Section, the IRS determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then you shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, you shall pay the Excise Tax.
Notwithstanding any other provision of this Section 1(b), if (i) there is a reduction in the payment of benefits as described in this Section, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits had not previously been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those benefits which were reduced pursuant to this Section contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits is maximized.
If you either (i) bring any action to enforce rights pursuant to this Section 1(b), or (ii) defend any legal challenge to your rights hereunder, you shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that in the event such action is commenced by you, the court finds the claim was brought in good faith.
2. Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.
3. Exercise prior to Vesting (“Early Exercise”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates that “Early Exercise” of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:
(a) a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;
(b) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c) you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and
(d) if your option is an incentive stock option, then, as provided in the Plan, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your option plus all other incentive stock options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options.
4. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:
(a) In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.
(b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
(c) Pursuant to the following deferred payment alternative:
(i) Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, shall be due four (4) years from date of exercise or, at the Company’s election, upon termination of your Continuous Service.
(ii) Interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any portion of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(iii) At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall be made in cash and not by deferred payment.
(iv) In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a security agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.
5. Whole Shares. You may exercise your option only for whole shares of Common Stock.
6. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.
7. Term. You may not exercise your option before the commencement of its term or after its term expires. The term of your option commences on the Date of Grant and expires upon the earliest of the following:
(a) thirty (30) days after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such thirty- (30-) day period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of thirty (30) days after the termination of your Continuous Service;
(b) twelve (12) months after the termination of your Continuous Service due to your Disability;
(c) eighteen (18) months after your death if you die either during your Continuous Service or within thirty (30) days after your Continuous Service terminates;
(d) the Expiration Date indicated in your Grant Notice; or
(e) the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an incentive stock option, note that, to obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an “incentive stock option” if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment terminates.
8. Exercise.
(a) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.
(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.
(c) If your option is an incentive stock option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.
(d) By exercising your option you agree that the Company (or a representative of the underwriter(s)) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, require that you not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 8(d) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

9. Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.
10. Right of Repurchase. Upon the termination of your Continuous Service, the Company shall have an irrevocable option (the “Repurchase Option”) for a period of one (1) year after said termination (or in the case of shares issued upon exercise of the Option after such date of termination, within one (1) year after the date of such exercise), or such longer period as may be agreed to by the Company and you (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”), to repurchase from you or your personal representative, as the case may be, any or all of those shares of Common Stock that you received pursuant to the exercise of your Option (the “Repurchased Shares”) at a price per Repurchased Share equal to the Fair Market Value. The Repurchase Option may only be exercised by the Company for cash or cancellation of purchase money indebtedness for the Repurchased Share. The Company may exercise the right granted to it under this Section 10 by delivering a written notice to you (or to your legal representative) at any time during the applicable period stating that the Company is exercising the repurchase right granted to it under this Section 10. The delivery of such notice by the Company to you (or to your legal representative) shall constitute a binding commitment of the Company to purchase and acquire all of the Repurchased Share so designated in such notice. The total purchase price for the Repurchased Share shall be delivered to you (or to your legal representative) against delivery by you of certificates evidencing the Repurchased Shares with stock powers duly executed in blank and a certificate setting forth customary representations and warranties by you as to title and the absence of any liens against payment of the purchase price therefor no later than 30 days after the delivery of the election notice to you by the Company.
11. Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

12. Withholding Obligations.
(a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.
(b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.
13. Notices. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
14. Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.